EXHIBIT 10.35

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                     ---------------------------------------

     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), effective as of December 17, 2004, to the employment agreement, dated as of February 17, 2002 (the "Agreement"), between REVLON CONSUMER PRODUCTS CORPORATION ("RCPC" and together with its parent Revlon, Inc. and its subsidiaries, the "Company") and Jack L. Stahl (the "Executive").

     WHEREAS, pursuant to the Executive's existing employment agreement with RCPC, the Executive and RCPC established an initial employment term of three years, subject to automatic renewals;

     WHEREAS, the Executive and RCPC wish to affirm their commitment to one another, and to establish a new employment term commencing as of the effective date of this Amendment and expiring on February 16, 2008, subject to automatic renewals; and

     WHEREAS, in recognition of the Company and the Executive's belief in the long-term equity value of the Company and their mutual desire to further align his interests with those of the Company's shareholders, the parties hereto wish to amend the Executive's existing stock option and restricted share awards to provide that if the Executive's employment is terminated by the Company without "Cause" (as defined in the Agreement) or by him for "Good Reason" (as defined in the Agreement), such awards shall continue to vest in accordance with their terms as if his employment had not been terminated and he had remained employed by the Company.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Agreement are used as therein defined.

     2. The Term. Section 2.2(i) of the Agreement is hereby amended to read as follows:

     "The Term shall initially be scheduled to end on February 16, 2008. At any time on or after February 17, 2005, RCPC shall have the right to give written notice of non-renewal of the Term. In the event RCPC gives such notice of non-renewal, the Term automatically shall be extended so that it ends 36 months after the last day of the month in which RCPC gives such notice. If RCPC shall not theretofore have given such notice, from and after February 17, 2005 unless and until RCPC gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day so that the Term is never less than 36 months; upon the giving of any such notice by RCPC, the Term automatically shall be extended so that it ends 36 months after the last day of the month in which RCPC gives such notice. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4."

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     3. Equity. Two additional sentences are hereby added to the end of Section
3.3 of the Agreement as follows:

     "During the Term, the Executive shall be considered for recommendation to the Compensation Committee or other committee of the Board (the "Compensation Committee") administering the Amended and Restated Revlon, Inc. Stock Plan (or any plan that may replace it) and/or any other long-term incentive compensation plan of the Company as from time to time in effect, for awards of stock options, restricted shares or other awards, at levels and on terms consistent with the Company's long-term incentive compensation programs and policies as in effect from time to time commensurate with his position as President and CEO of the Company. If the Company shall terminate the Executive's employment without Cause pursuant to Section 4.4 or if the Executive shall terminate his employment for Good Reason pursuant to Section 4.4, each option award and each restricted share award held by the Executive as of the effective date of the First Amendment to this Agreement, specifically the option awards granted on (a) February 17, 2002 (the "2002 Existing Option Award"), (b) May 19, 2003 (the "2003 Existing Option Award"), and (c) April 14, 2004 (the "2004 Existing Option Award") (collectively, the "Existing Option Awards") and the restricted share awards granted on February 17, 2002 and April 14, 2004 (collectively, the "Existing Restricted Share Awards" and, together with the Existing Option Awards, the "Existing Equity Awards"), shall (x) in the case of each of the Existing Option Awards, (A) continue to vest in accordance with its terms as if the Executive's employment had not been terminated and he had remained employed with the Company and (B) as to all stock options granted under Existing Option Awards, remain exercisable until the later of (i) one year after such Existing Option Award becomes 100% fully vested and exercisable or (ii) 18 months following the Executive's termination of employment with the Company, but in no event beyond the original option term of each such award (for the avoidance of doubt, the 2002 Existing Option Award expires on February 17, 2012, the 2003 Existing Option Award expires on May 19, 2013 and the 2004 Existing Option Award expires on April 14, 2011) and (y) in the case of each of the Existing Restricted Share Awards, continue to vest as if the Executive's employment had not been terminated and he had remained employed with the Company; provided, however, that in the event of any continued vesting of the Existing Option Awards and the Existing Restricted Share Awards as described in this sentence, for purposes of and notwithstanding anything else in the Employee Agreement as to Confidentiality and Non-Competition referred to in the Revlon Executive Severance Policy (the "Non-Competition Agreement"), the Executive agrees that
(i) the non-solicitation covenants in Sections 7(b) and 7(c) of the Non-Competition Agreement shall remain in effect until the later of (a) the date that is 12 months following the termination of the Executive's employment with the Company and (b) the date that all Existing Equity Awards are fully vested, and (ii) the non-competition covenant in Section 9 of the Non-Competition Agreement shall remain in effect until the later of (a) the end of any period specified in Section 9 of the Non-Competition Agreement and (b) the date that all Existing Equity Awards are fully vested."

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     4. Effectiveness. Except as expressly modified by this Amendment, all provisions of the Agreement shall continue in full force and effect. This Amendment shall be effective as of the date first set forth above.

     5. Conflicts. In the event of any conflict between the terms of this Amendment and the provisions of the Agreement or any other plan, program, policy, contract, arrangement or agreement between the Executive and the Company, the terms of this Amendment shall be controlling.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be duly executed and delivered as of the date first above written.

                           REVLON CONSUMER PRODUCTS CORPORATION


                           By: /s/ Robert K. Kretzman
                                   ---------------------------------------------
                                   Robert K. Kretzman
                                   Executive Vice President, General Counsel and Chief Legal Officer



                               /s/ Jack L. Stahl
                                   ---------------------------------------------
                                   Jack L. Stahl, the Executive

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